Exhibit 99.1

FOR IMMEDIATE RELEASE

CEMPRA RECEIVES $10 MILLION MILESTONE PAYMENT FROM

TOYAMA CHEMICAL (A SUBSIDIARY OF FUJIFILM HOLDINGS CORPORATION)

AS SOLITHROMYCIN PROGRESSES TO PHASE 3 STUDIES IN JAPAN

CHAPEL HILL, N.C. – November 1, 2016 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today announced the receipt of a $10 million milestone payment from Toyama Chemical Co., Ltd. (Toyama) a subsidiary of FUJIFILM Holdings Corporation, triggered by Toyama progressing to Phase 3 studies with solithromycin in Japan, the world’s second largest antibiotic market.

Earlier this year, Toyama completed a Phase 2 multi-center, randomized, double-blinded study of 135 Japanese patients with mild to moderate community-acquired bacterial pneumonia (CABP). Patients were randomized to either oral solithromycin or oral levofloxacin for five days. Overall safety and tolerability was similar in both treatment groups and all efficacy outcome measures favored solithromycin.

The Japanese Phase 2 study was similar in design to the Phase 3 CABP studies conducted by Cempra in accordance with guidance from the United States Food and Drug Administration (FDA) and the European Medicines Agency (EMA).

Toyama owns exclusive rights to develop and commercialize solithromycin in Japan for respiratory tract infections and other indications in adults and pediatric patients.

In addition to the $10 million milestone payment for progressing to Phase 3, Cempra has also previously received $30 million of upfront and milestone payments and can earn an additional $30 million, for a total of $70 million, in payments from Toyama based on the achievement of certain objectives. If approved, Toyama would pay tiered royalties, adjusted based on sales, to Cempra following launch of solithromycin in Japan.

“Physicians in Japan currently have limited therapeutic options for CABP. We congratulate Toyama on their progress and have been very pleased to see the data generated by Toyama in their clinical studies are consistent with the data from Cempra’s clinical trials and support the strong value proposition of solithromycin for patients with CABP,” said Prabhavathi Fernandes, Ph.D., chief executive officer of Cempra.

About Cempra, Inc.

Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin has been successfully evaluated in two Phase 3 clinical trials for community acquired bacterial pneumonia (CABP) and applications for approval for both intravenous and oral capsule formulations have been accepted for review by the FDA and the EMA. Solithromycin is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. Solithromycin is also in a Phase 3 clinical trial for uncomplicated urogenital urethritis caused by Neisseria gonorrhoeae or chlamydia. Cempra is contracted with BARDA for the development of solithromycin for pediatric use. Three formulations, intravenous, oral capsules and a suspension formulation are in a Phase 1b trial in children from birth to 17 years of age. Fusidic acid is Cempra’s second product candidate, which is being developed for acute bacterial skin and skin structure Infections (ABSSSI) and is also in an exploratory study for chronic oral treatment of refractory infections in bones and joints. Both products seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. Cempra has also synthesized novel macrolides for non-antibiotic uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Cempra was founded in 2006 and is headquartered in Chapel Hill, N.C. For additional information about Cempra please visit www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: our and our strategic commercial partners’ ability to obtain FDA and foreign regulatory approval of our product candidates, including solithromycin; results of our pre-clinical studies and clinical trials are not predictive of results from subsequent clinical trials for any possible therapy; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and fusidic acid; our ability to commercialize and launch, whether on our own or with a strategic partner, any product candidate that receives regulatory approval; our ability to produce and sell any approved products and the price we are able to realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; the costs, sources of funds, enrollment, timing, regulatory review and results of our studies and clinical trials and those of our strategic commercial partners; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our ability to compete in our industry; our dependence on the success of solithromycin and fusidic acid; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

Contact:

John Bluth

Cempra, Inc.

+1 984 209 4534

jbluth@cempra.com

Investor Contact:

Robert Uhl

Westwicke Partners, LLC

+1 858 356 5932

robert.uhl@westwicke.com

Media Contact:

Melyssa Weible

Elixir Health PR

+1 201 723 5805

mweible@elixirhealthpr.com